Exhibit 99.1

Rurban Financial Corp. Adjourns Portion of its Annual Shareholders Meeting

DEFIANCE, OH, May 9, 2011 – Rurban Financial Corp. (Nasdaq: RBNF) (“Rurban”) announced today that it adjourned a portion of its Annual Meeting of Shareholders to allow Rurban to solicit additional proxies in favor of the adoption of Proposal No. 3.  Proposal No. 3 proposes the adoption of an amendment to Article FOURTH of Rurban’s Amended Articles of Incorporation to authorize Rurban to issue up to 200,000 preferred shares.  All other matters before the shareholders were completed at the meeting on May 5, 2011.  Rurban adjourned the portion of its Annual meeting relating to Proposal No. 3 pursuant to the approval at the Annual Meeting of Proposal No. 4, which authorized the adjournment of the Annual Meeting to solicit additional proxies in the event there were not sufficient votes at the time of the Annual Meeting to adopt Proposal No. 3.

The adjourned meeting will recommence at 10:00 a.m., local time, on Thursday, May 26, 2011, in the lower level Community Room of Rurban’s Corporate office located at 401 Clinton Street, Defiance, Ohio 43512.  The record date for purposes of eligibility to vote at the Annual Meeting remains March 10, 2011.

About Rurban Financial Corp.

Based in Defiance, Ohio, Rurban Financial Corp. is a financial services holding company with two wholly-owned subsidiaries: The State Bank and Trust Company (State Bank) and RDSI Banking Systems (RDSI). State Bank operates through 19 banking centers in seven Ohio counties, one center in Indiana; and a loan production office in Franklin County, Ohio. The Bank offers a full-range of financial services for consumers and small businesses, including trust services, mortgage banking, commercial and agricultural lending. RDSI provides data and item processing services to community banks located primarily in the Midwest. Rurban’s common stock is listed on the NASDAQ Global Market under the symbol RBNF.

Contact Information:

At Rurban Financial Corp.:
Anthony V. Cosentino, CFO
419-785-3663
Tony.Cosentino@thebank-sbt.com